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                                                                      EXHIBIT 99

Friday May 5, 12:48 pm Eastern Time

Company Press Release

Veeco Instruments and CVC, Inc. Complete Merger

PLAINVIEW, N.Y. and ROCHESTER, N.Y.--(BUSINESS WIRE)--May 5, 2000--Veeco Instruments Inc. (Nasdaq: VECO - news) and CVC, Inc. (Nasdaq: CVCI - news) announced that they have completed their proposed merger, following approval earlier today by the shareholders of Veeco and CVC. Under the terms of the agreement, CVC shareholders will receive 0.43 shares of Veeco common stock for each share of CVC common stock they held prior to the merger, and CVC has become a wholly-owned subsidiary of Veeco. Veeco and CVC supply process and metrology equipment for data storage, optical telecommunications and semiconductor applications.

Edward H. Braun, Chairman and Chief Executive Officer of Veeco, commented, "The combined product strengths of Veeco and CVC are compelling and enable us to provide broader equipment and process solutions to our data storage, optical telecommunications and semiconductor customers. We now have the industry's most extensive line of ion beam etch, ion beam deposition, physical vapor deposition and chemical vapor deposition equipment, complementing our metrology offerings."

Christine B. Whitman, CVC's Chairman, President and CEO, today assumes the position of President and Chief Operating Officer of Veeco. Regarding the merger, Ms. Whitman commented, "Together we will strive to exceed our customers' expectations and delight them by continually providing the highest level of service and support. Creating integral partnerships with our customers will enable us to develop products that will meet their next generation technology roadmaps."

Also at today's shareholder meeting, Veeco's shareholders voted to amend the Company's Certificate of Incorporation to increase the authorized common stock of the Company from 25,000,000 to 40,000,000 shares. These additional shares will be used to complete the CVC merger and to provide Veeco with additional shares of common stock for use in conjunction with future acquisitions and for other corporate purposes.

Veeco Instruments Inc., headquartered in Plainview, New York, is a worldwide leader in metrology and process equipment for data storage, optical telecommunication, semiconductor and research applications. Manufacturing and engineering facilities are located in New York, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com.



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CVC, Inc. provides cluster tool manufacturing equipment for Physical Vapor
Deposition (PVD), Ion Beam Etch (IBE), Diamond-Like Carbon (DLC) and Metal-Organic Chemical Vapor Deposition used in the production of evolving tape and disk drive recording head fabrication, optical components, passive components, MRAM, bump metallization, and next generation logic devices. For more information about CVC, visit http://www.cvc.com.

Statements in this press release about expectations, intentions or beliefs or other statements about the future are forward-looking statements which are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the cyclical nature of the data storage, optical telecommunication and semiconductor industries, risks associated with the acceptance of new products by individual customers and by the marketplace, and other factors discussed in the Business Description and Management's Discussion and Analysis sections of the companies' Report on Form 10-K and Annual Report to Shareholders and CVC's prospectus, dated November 12, 1999. The companies disclaim any obligation or intention to update the disclosure herein to reflect any future development or occurrence.

Contact:

     Veeco Instruments Inc., Plainview
     Debra Wasser
     V.P. of Investor Relations and Corp. Comm.
     516/349-8300 ext. 1472
        or
     Fran Brennen
     Director of Marketing Communications
     516/349-8300 ext. 1222